UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 20, 2016

Date of Report (Date of earliest event reported)

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment to the Current Report on Form 8-K filed by Viad Corp (the “Company”) on March 24, 2016 (the “Original Report”) is being filed to provide information regarding the Severance Agreement and General Release entered into between Mr. Thomas M. Kuczynski and the Company that was not available at the time that the Original Report was filed. The information previously reported in the Original Report is incorporated herein by reference.

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 20, 2016, the Company and Mr. Thomas M. Kuczynski finalized the terms of a Severance Agreement and General Release (the “Agreement”). Under the Agreement, Mr. Kuczynski will receive nine months’ base salary, and will continue to receive health and other benefits until the earlier of December 23, 2016 or the date on which he begins new employment (the “Continuation Period”). If Mr. Kuczynski actively searches for, but does not secure, an offer for new employment during the Continuation Period, he will continue to receive the above payments and benefits for up to three months after the Continuation Period. Mr. Kuczynski will also receive a pro-rated payment under the Viad Corp 2016 Management Incentive Plan, if earned and subject to the other terms and conditions of the plan, and up to 12 months of outplacement services. Mr. Kuczynski’s right to receive any of the payments and benefits described above is contingent upon his compliance with the Agreement’s confidentiality, non-solicitation, non-competition, and other related provisions.

The foregoing description of the Agreement is a summary and is qualified in its entirety by the full text of the Agreement, a form of which is attached hereto as Exhibit 10 and incorporated by reference herein.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10 – Form of Severance Agreement and General Release between Viad Corp and Thomas M. Kuczynski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp (Registrant)

April 22, 2016	By:	/s/ Leslie S. Striedel
Leslie S. Striedel
Chief Accounting Officer